MEI Pharma Reports First Quarter Fiscal Year 2024 Results and Operational Highlights

SAN DIEGO – November 9, 2023 – MEI Pharma, Inc. (Nasdaq: MEIP), a clinical-stage pharmaceutical company evaluating novel drug candidates to address know resistance mechanisms to standard-of-care cancer therapies, today reported results for the quarter ended September 30, 2023 and highlighted recent corporate events.

“Our ongoing clinical studies evaluating the combination of voruciclib, our CDK9 inhibitor, with Venclexta in relapsed/refractory AML patients and ME-344, our mitochondrial inhibitor, combined with Avastin in metastatic colorectal cancer patients, continue to have strong investigator support and cohort enrollment remains on track in each program,” said David M. Urso, president and chief executive officer of MEI Pharma. “We expect to report data from the dose escalation portion of the Phase 1 clinical trial evaluating voruciclib in combination with venetoclax in early calendar 2024, and data from the first cohort of patients in Phase 1b clinical trial evaluating ME-344 in the first half of 2024.”

First Quarter Fiscal Year 2024 and Recent Highlights

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In August 2023, MEI announced the dosing of the first patient in a Phase 1b study evaluating ME-344 in combination with bevacizumab (AVASTIN®) in patients with previously treated metastatic colorectal cancer. ME-344 is a novel mitochondrial inhibitor targeting energy production through the OXPHOS pathway, which is important for supporting tumor cell survival and proliferation for many forms of cancer, including colorectal cancer. Bevacizumab, a vascular endothelial growth factor (VEGF) inhibitor, and other antiangiogenics, inhibit energy production through glycolysis and, thereby, increase tumor reliance on mitochondrial energy production, providing an opportunity to evaluate a combination with ME-344 to inhibit energy production in tumor cells and induce an antitumor effect. The Company anticipates announcing safety and efficacy data from the first cohort of 20 patients in the first half of 2024.

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In November 2023, MEI announced that an abstract highlighting clinical data from the monotherapy dose escalation stage of the ongoing Phase 1 study evaluating voruciclib, a selective oral cyclin-dependent kinase 9 (CDK9) inhibitor, alone and in combination with venetoclax (Venclexta®), a B-cell lymphoma 2 ("BCL2") inhibitor, in patients with acute myeloid leukemia (AML) or B-cell malignancies, will be presented during a poster session at the upcoming 65th American Society of Hematology (ASH) Annual Meeting and Exposition to be held December 9 – 12, 2023.

Expected Drug Candidate Pipeline Developments

Voruciclib – Oral CDK9 inhibitor in Phase 1 Study

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Report clinical data from the dose escalation portion of the ongoing Phase 1 clinical trial evaluating voruciclib plus Venclexta® (venetoclax) in patients with AML early in calendar 2024.

ME-344 – Mitochondrial inhibitor in Phase 1b Study

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Report clinical data from Cohort 1 of the Phase 1b clinical trial evaluating ME-344 plus Avastin® (bevacizumab) in patients with relapsed colorectal cancer in the first half of calendar-year 2024.

First Quarter Fiscal Year 2024 Financial Results

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As of September 30, 2023, MEI had $82.2 million in cash, cash equivalents, and short-term investments with no outstanding debt.

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For the quarter ended September 30, 2023, cash used in operations was $18.5 million, compared to $14.8 million during the quarter ended September 30, 2022. The increase in cash used in operations was primarily due to changes in working capital associated with the wind down of zandelisib activities with Kyowa Kirin and professional services primarily related to advisory and legal fees associated with various stockholder-related activities, including stockholder-initiated consent solicitations.

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Research and development expenses were $3.5 million for the quarter ended September 30, 2023, compared to $19.5 million for the quarter ended September 30, 2022. The decrease was primarily related to a reduction in zandelisib costs as we continued the wind down of development activities announced in December 2022, as well as reduced personnel and related costs from our fiscal year 2023 reduction in headcount.

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General and administrative expenses decreased by $1.0 million to $6.5 million for the quarter ended September 30, 2023, compared to $7.5 million for the quarter ended September 30, 2022. The net decrease was primarily related to reduced personnel and related costs from our fiscal year 2023 reduction in headcount, partially offset by higher external professional services and legal expenses.

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MEI recognized revenue of $65.3 million for the quarter ended September 30, 2023, compared to $8.7 million for the quarter ended September 30, 2022. The increase in revenue is due to the recognition of deferred revenue associated primarily with the termination of the Kyowa Kirin Commercialization Agreement in July 2023. As of September 30, 2023, all deferred revenue associated with that agreement has been recognized.

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Net income was $56.4 million, or $8.46 per share, for the quarter ended September 30, 2023, compared to net loss of $16.6 million, or $2.49 per share for the quarter ended September 30, 2022. The Company had 6,662,857 shares of common stock outstanding as of September 30, 2023.

The Company believes its cash balance is sufficient to fund operations for at least the next 12 months, and through the reporting of clinical data readouts from the ongoing and planned voruciclib and ME-344 Phase 1 and Phase 1b clinical programs, respectively.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a clinical-stage pharmaceutical company committed to developing novel and differentiated cancer therapies. We build our pipeline by acquiring promising cancer agents and creating value in programs through development, strategic partnerships, out-licensing and commercialization, as appropriate. Our approach to oncology drug development is to evaluate our drug candidates in combinations with standard-of-care therapies to overcome known resistance mechanisms and address clear medical needs to provide improved patient benefit. The drug candidate pipeline includes voruciclib, an oral cyclin-dependent kinase 9 ("CDK9") inhibitor, and ME-344, an intravenous small molecule mitochondrial inhibitor targeting the oxidative phosphorylation pathway. For more information, please visit www.meipharma.com. Follow us on X (formerly Twitter) @MEI_Pharma and on LinkedIn.

Forward-Looking Statements

Certain information contained in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding: the potential, safety, efficacy, and regulatory and clinical progress of our product candidates, including the anticipated timing for initiation of clinical trials and release of clinical trial data and our expectations surrounding potential regulatory submissions, approvals and timing thereof, our business strategy and plans; the sufficiency of our cash, cash equivalents and short-term investments to fund our operations; and our ability to fund future capital returns. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to our failure to successfully commercialize our product candidates; the availability or appropriateness of utilizing the FDA’s accelerated approval pathway for our product candidates; final data from our pre-clinical studies and completed clinical trials may differ materially from reported interim data from ongoing studies and trials; costs and delays in the development and/ or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; uncertainty regarding the impact of rising inflation and the increase in interest rates as a result; potential economic downturn; activist investors; our inability to maintain or enter into, and the risks resulting from, our dependence upon collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements. Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use.

Contacts:

David A. Walsey

MEI Pharma

Tel: 858-369-7104

investor@meipharma.com

MEI PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	September 30,	June 30,
	2023	2023
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,372	$16,906
Short-term investments	78,830	83,787
Unbilled receivables	—	85
Prepaid expenses and other current assets	6,220	6,750
Total current assets	88,422	107,528
Operating lease right-of-use asset	11,600	11,972
Property and equipment, net	1,229	1,309
Total assets	$101,251	$120,809
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,220	$6,134
Accrued liabilities	4,289	12,461
Deferred revenue	—	317
Operating lease liability	1,055	1,428
Total current liabilities	8,564	20,340
Deferred revenue, long-term	—	64,545
Operating lease liability, long-term	11,326	11,300
Total liabilities	19,890	96,185

Stockholders' equity:
Preferred stock, $0.01 par value; 100 shares authorized; none outstanding	—	—
Common stock, $0.00000002 par value; 226,000 shares authorized; 6,663 shares issued and outstanding at September 30, 2023 and June 30, 2023	—	—
Additional paid-in-capital	430,984	430,621
Accumulated deficit	(349,623)	(405,997)
Total stockholders' equity	81,361	24,624
Total liabilities and stockholders' equity	$101,251	$120,809

MEI PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended September 30,
	2023	2022
Revenues:
Revenue from customers	$752	$8,730
Revenue from collaboration agreements	64,545	—
Total revenues	65,297	8,730

Operating expenses:
Research and development	3,485	19,463
General and administrative	6,531	7,486
Total operating expenses	10,016	26,949
Income (loss) from operations	55,281	(18,219)
Other income (expense):
Change in fair value of warrant liability	—	1,117
Interest and dividend income	1,094	480
Other expense, net	(1)	(2)
Total other income, net	1,093	1,595
Net income (loss)	$56,374	$(16,624)

Net income (loss) per share - basic and diluted	$8.46	$(2.49)

Weighted-average shares used in computing net income (loss) per share - basic and diluted	6,663	6,663